UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (AMENDMENT NO. 1)*

                             InfoSearch Media, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    45677V018
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                November 14, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]   Rule 13d-1(b)
[X]   Rule 13d-1(c)
[_]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45677V018
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Trinad Capital Master Fund, Ltd.    98-0447604
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)
        (b)X (joint filers)

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF SHARES   5    SOLE VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH     ------------------------------------------------------------
                    6    SHARED VOTING POWER

                         5,746,940
                    ------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         5,746,940
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,746,940
--------------------------------------------------------------------------------
10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        [__] (See Instructions)

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        12.4%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON  (See Instructions)

        CO
--------------------------------------------------------------------------------

CUSIP No. 45677V018
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Trinad Management, LLC   20-0591302
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)
        (b)X (joint filers)

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
 NUMBER OF SHARES   5    SOLE VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH     ------------------------------------------------------------
                    6    SHARED VOTING POWER

                         5,746,940
                    ------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         5,746,940
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,746,940
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [__](See Instructions)

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        12.4%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON  (See Instructions)

        IA
--------------------------------------------------------------------------------

CUSIP No. 45677V018
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        Trinad Capital LP    20-0593276
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)
        (b)X (joint filers)
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
 NUMBER OF SHARES   5    SOLE VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH     ------------------------------------------------------------
                    6    SHARED VOTING POWER

                         5,172,246
                    ------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         5,172,246
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,172,246
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [__](See Instructions)

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        11.2%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (See Instructions)

        PN
--------------------------------------------------------------------------------

CUSIP No. 45677V018
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Trinad Advisors GP, LLC    20-0591650
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)
        (b)X (joint filers)

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
 NUMBER OF SHARES   5    SOLE VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH     ------------------------------------------------------------
                    6    SHARED VOTING POWER

                         5,172,246
                    ------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         5,172,246
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,172,246
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [__](See Instructions)

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        11.2%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (See Instructions)

        OO
--------------------------------------------------------------------------------

CUSIP No. 45677V018
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Robert S. Ellin
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)
        (b)X (joint filers)

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
 NUMBER OF SHARES   5    SOLE VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH     ------------------------------------------------------------
                    6    SHARED VOTING POWER

                         5,746,940
                    ------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         5,746,940
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,746,940
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [__](See Instructions)

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        12.4%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (See Instructions)

        IN
--------------------------------------------------------------------------------

CUSIP No. 45677V018
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Jay A. Wolf
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)
        (b)X (joint filers)

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
 NUMBER OF SHARES   5    SOLE VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH     ------------------------------------------------------------
                    6    SHARED VOTING POWER

                         5,746,940
                    ------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         5,746,940
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,746,940
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [__](See Instructions)

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        12.4%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (See Instructions)

        IN
--------------------------------------------------------------------------------

CUSIP No. 45677V018

This statement is filed with respect to the shares of common stock, $0.001 par value (the "Common Stock") of InfoSearch Media, Inc., a Delaware corporation (the "Issuer") filed by Trinad Capital Master Fund, Ltd., Trinad Capital LP, Trinad Management, LLC, Trinad Advisors GP, LLC, Robert S. Ellin and Jay A. Wolf as of November 14, 2006 and amends and supplements the Schedule 13G filed November 13, 2006. Except as set forth herein, such Schedule 13G is unmodified.

Item 4. Ownership

(a) Amount beneficially owned:

             Trinad Capital Master Fund, Ltd                          5,746,940
             Trinad Capital LP                                        5,172,246
             Trinad Management, LLC                                   5,746,940
             Trinad Advisors GP, LLC                                  5,172,246
             Robert S. Ellin                                          5,746,940
             Jay A. Wolf                                              5,746,940

(b) Percent of Class

             Trinad Capital Master Fund, Ltd                               12.4%
             Trinad Capital LP                                             11.1%
             Trinad Management, LLC                                        12.4%
             Trinad Advisors GP, LLC                                       11.1%
             Robert S. Ellin                                               12.4%
             Jay A. Wolf                                                   12.4%

The percentages used herein and are calculated based on the 46,182,330 shares of Common Stock reported by the Company to be issued and outstanding as of June 30, 2006 in the Company's latest Form 10-QSB, as filed with the Securities and Exchange Commission on August 21, 2006.

Item 4 Number of shares as to which the person has:

(i)      Sole power to vote or to direct the vote:

                                                             0

(ii)     Shared power to vote or to direct the vote:

                                                         5,746,940

(iii)    Sole power to dispose or to direct the disposition of:

                                                             0

(iv)     Shared power to dispose or to direct the disposition:

                                                         5,746,940

CUSIP No. 45677V018

Item 6 Ownership of More than Five Percent on Behalf of Another Person

Trinad Management, LLC serves as investment adviser to Trinad Capital Master Fund, Ltd. By reason of such relationship Trinad Management, LLC may be deemed to share voting and dispositive power over the shares of Common Stock owned directly by Trinad Capital Master Fund, Ltd. Trinad Management, LLC disclaims beneficial ownership of the shares of Common Stock listed as beneficially owned by Trinad Capital Master Fund, Ltd.

Robert S. Ellin serves as portfolio manager and the managing member of Trinad Advisors GP, LLC, the general partner of Trinad Capital LP, a principal stockholder of Trinad Capital Master Fund, Ltd., and the managing member of Trinad Management, LLC, the manager of the Trinad Capital Master Fund, Ltd. Jay
A. Wolf serves as portfolio manager and managing director of Trinad Management, LLC, the manager of the Trinad Capital Master Fund, Ltd. and managing director of Trinad Advisors GP, LLC, the general partner of Trinad Capital LP, a principal stockholder of Trinad Capital Master Fund, Ltd. By reason of such relationships Robert S. Ellin and Jay A. Wolf may be deemed to share voting and dispositive power over the shares of common stock listed as beneficially owned by Trinad Capital Master Fund, Ltd. Robert S. Ellin and Jay A. Wolf disclaim beneficial ownership of the shares of common stock listed as beneficially owned by Trinad Capital Master Fund, Ltd. or any other person reporting on the schedule.

Item 10. Certification:

By signing below each signatory certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having a purpose or effect.

Exhibits:

Exhibit 1: Joint Filing Agreement, dated as of November 15, 2006, by and among Trinad Capital Master Fund, Ltd, Trinad Capital LP, Trinad Management, LLC, Trinad Advisors GP, LLC, Robert S. Ellin and Jay A. Wolf

CUSIP No. 45677V018

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

TRINAD CAPITAL MASTER FUND, LTD.            TRINAD MANAGEMENT, LLC
a Cayman Islands exempted company           a Delaware limited liability company

By: /s/ Robert S. Ellin                     By: /s/ Robert S. Ellin
   ------------------------------              ---------------------------------
    Robert S. Ellin, Director                   Robert S. Ellin, Managing Member

Date: November 15, 2006                     Date: November 15, 2006


TRINAD CAPITAL LP
a Delaware limited partnership

By: TRINAD ADVISORS GP, LLC                 TRINAD ADVISORS GP, LLC
a Delaware limited liability company        a Delaware limited liability company
As its General Partner

By: /s/ Robert S. Ellin                     By: /s/ Robert S. Ellin
   ------------------------------              ---------------------------------
    Robert S. Ellin, Managing Member            Robert S. Ellin, Managing Member

Date: November 15, 2006                     Date: November 15, 2006


By: /s/ Robert S. Ellin                     By: /s/ Jay A. Wolf
   ------------------------------              ---------------------------------
    Robert S. Ellin, an individual              Jay A. Wolf, an individual

Date: November 15, 2006                     Date: November 15, 2006

                        --------------------------------

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention. Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).